EXHIBIT 99.1

March 05, 2013 02:09 PM Eastern Time

Mannatech Hires Industry Veteran as President of International, COO

Roy Truett brings a wealth of experience and expertise to Mannatech

COPPELL, Texas--(BUSINESS WIRE)--Mannatech, Incorporated (NASDAQ: MTEX), the leading innovator and provider of naturally sourced supplements based on Real Food Technology® solutions, announced today the hiring of Roy Truett as President of International and Chief Operating Officer, effective immediately.

Mr. Truett brings a wealth of experience working at the executive level in both the direct sales and nutritional industries. Most notably, he spent 12 years serving at USANA Health Sciences, beginning as Director of IT, then quickly taking on additional responsibilities for the company, including Chief Information Officer. Most recently, he began serving as the company’s Global Chief Operating Officer in May 2011. As COO, he was responsible for the company’s day-today operating activities and enhancing the internal organization process. He was also accountable for many key departments, including information technology, supply chain management, compensation plan strategies, project management and inventory control.
“I’m excited about Mannatech’s unique position in the market and the opportunity I have to work with a great team”

Mr. Truett, a seasoned veteran of the industry, will lead Mannatech’s operational efforts at the corporate level globally and drive growth strategies internationally. He will oversee the company’s efforts in international operations, supply chain and I.T., and will also be involved in all strategic decisions for the company as part of the Senior Executive Office.

“I’m excited about Mannatech’s unique position in the market and the opportunity I have to work with a great team,” said Roy Truett, President of International and Chief Operating Officer. “Mannatech has always had a reputation for offering the most advanced, scientifically-based, effective nutritional products in the industry. I’m equally impressed with the company’s commitment to its mission of fighting global malnutrition. My goal is to help move the company forward to new heights and further streamline our operations so our Independent Associates can share the message of Mannatech, building their businesses and securing their own financial freedom.”

“At Mannatech, we are committed to excellence. Adding Roy Truett to our team shows that we are acting on that commitment to constantly improve,” said Dr. Robert Sinnott, CEO and Chief Science Officer. “The entire management team is enthusiastic about working alongside someone with Roy’s skills, expertise and leadership. As a company, we’ve been laser-focused on driving initiatives that lead to sales growth as well as continually improving operational excellence. Roy’s experience and proven track record as a successful leader in operational areas and international growth will help us to optimize those areas at an accelerated pace.”

Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

About Mannatech

Mannatech, Incorporated, develops high-quality health, weight and fitness, and skin care products that are based on the solid foundation of nutritional science and development standards. Mannatech is dedicated to its platform of Social Entrepreneurship based on the foundation of promoting, aiding and optimizing nutrition where it is needed most around the world. Mannatech’s proprietary products are available through independent sales Associates around the globe including the United States, Canada, South Africa, Australia, New Zealand, Austria, Denmark, Germany, Norway, Sweden, the Netherlands, the United Kingdom, Japan, Taiwan, Singapore, Estonia, Finland, the Republic of Ireland, Czech Republic, the Republic of Korea, Mexico and Namibia. For more information, visit Mannatech.com.

To learn more about Mannatech and its products, visit Mannatech.com. Learn more about Mannatech science and related publications and studies at MannatechScience.org.

Contacts

Mannatech, Incorporated
Brett Duncan, 972-471-7367
bduncan@mannatech.com